Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATATRAK INTERNATIONAL, INC. ANNOUNCES FOURTH QUARTER AND FULL
YEAR RESULTS FOR 2008
     CLEVELAND, Ohio...March 10, 2009...DATATRAK International, Inc. (Nasdaq: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today announced its operating results for the fourth quarter and full year of 2008.
     Revenue for the fourth quarter of 2008 increased 15% to $2,122,000 compared to $1,839,000 in the same period of 2007. Gross profit margin improved to 80% for the three months ended December 31, 2008 compared to 48% for the last three months of 2007. The improvement in the Company’s gross margin reflects the increase in revenue, coupled with a 55% reduction in direct costs.
     For the three months ended December 31, 2008, DATATRAK’s loss from operations was $(109,000) compared to $(2,632,000) in the fourth quarter of the prior year. Net income in the fourth quarter of 2008 was $3,035,000 and reflects the forgiveness of a $3 million debt obligation during the quarter. The net (loss) in the fourth quarter of 2007 was $(2,486,000).
     For the year ended December 31, 2008, revenue decreased 16% to $8,826,000 compared to $10,562,000 in the same period of 2007. Direct cost and selling, general and administrative expenses decreased a combined $4,668,000, or 26%, for full year 2008 compared to full year 2007. Gross profit margin improved to 68% for the twelve months ended December 31, 2008 compared to 57% for the same time period of 2007. The improvement in margin reflects the decrease in revenue coupled with a 38% reduction in direct cost.
     For the year ended December 31, 2008, DATATRAK’s loss from operations was $(19,473,000) compared to $(10,968,000) for the year ended December 31, 2007. The 2008 loss from operations of $(19,473,000) includes: (i) non-cash asset impairment charges of $12,788,000; (ii) severance expense of $775,000; and (iii) legal expense of $750,000 related to the ClickFind litigation. The 2007 full year loss from operations of $(10,968,000) included severance expense of $915,000. Net loss for the year ended December 31, 2008 was $(16,797,000) and reflects the forgiveness of a $3 million debt obligation during 2008. The net loss for the year ended December 31, 2007 was $(10,854,000).
     “During the last 18 months, we made great strides to strengthen DATATRAK’s positioning through the reorganization of leadership, right-sizing of our business and renewed focus on our customers. We are pleased to say that many of these initiatives began to bear fruit in the fourth quarter, driving a 15% increase in revenues, while concurrently reducing direct costs by 55% and reporting a substantial improvement in our operating loss both sequentially and over the fourth quarter of 2007. While we realize there is still work ahead of us, we are encouraged by our progress to date,” commented Raymond J. Merk, Chief Financial Officer and Chief Operating Officer of DATATRAK International.
     “This past year was a game changer for DATATRAK. We are pleased to note that in 2008 we completed the heavy-lifting stage of our reorganization efforts, which bolstered DATATRAK’s financial position, matching its cost structure with current backlog levels and anticipated revenues, as well as strengthening our management team,” commented Laurence P. Birch, Chairman of the Board and interim-Chief Executive Officer of the Company. “Looking ahead, 2009 will be focused solely on maximizing operational performance. At the heart of this shift will be re-establishing and strengthening our relationships with existing and potential clients with the goal of addressing their needs in electronic data collection. While the current economic climate has impacted the clinical trial industry, we are a leaner organization today than we have been historically, and believe we have the agility to navigate through this difficult environment. We are confident that the strength of our team and offering will enable us to capitalize on the large opportunity that exists for DATATRAK once the market begins to recover.”
     Accomplishments during the past 12 months include:
•	Revamped management team including the appointment of Laurence P. Birch as Chairman of the Board and interim-CEO along with the promotion of Raymond J. Merk, the Company’s CFO, to COO in addition to his CFO role.

•	On February 19, 2008, DATATRAK announced the signing of its second global Enterprise Agreement, a three-year, $800,000 subscription license with a European pharmaceutical company.

•	On February 28, 2008, the Company announced the signing of six Cardiac Safety Projects with COResearch, a business unit of Duke Medical Strategies, Inc., for contracts totaling $800,000.

•	On June 17, 2008, DATATRAK announced the closure of its German office and the consolidation of the Company’s Help Desk services into its Cleveland, Ohio office. The cost to fund DATATRAK’s German office was approximately $10 million over the past three years.

•	On October 1, 2008, DATATRAK announced the newest release of its DATATRAK eClinical™ product suite which includes significant incremental advancements including the ease with which extensively detailed information about clinical trials can be obtained.

•	On December 18, 2008, DATATRAK announced the settlement of its litigation with certain former shareholders of ClickFind, Inc. resulting in the entire forgiveness of the $3 million balloon payment obligation originally due February 1, 2009.

•	On March 2, 2009, DATATRAK announced the return of Chris Wilke as Vice President of Research and Development. In his role as DATATRAK’s Vice President of R&D, Mr. Wilke will be integrally involved in the development of the DATATRAK eClinical platform. Mr. Wilke originally joined DATATRAK in February 2006 as part of the ClickFind acquisition and left the Company in August 2008.
     DATATRAK’s backlog at December 31, 2008 was $11.4 million and backlog currently stands at approximately $10.1 million. This compares to a backlog of $13.0 million at December 31, 2007. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.
     The Company, in compliance with NASDAQ Marketplace Rule 4350(b)(1)(B), also announced that the audit report included in DATATRAK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 expresses an unqualified opinion from its independent registered public accounting firm, Ernst & Young, LLP, but contains an explanatory paragraph relating to the Company’s ability to continue as a going concern. The Company discusses the matter further in its Form 10-K, which will be filed later today.
     “In 2008, we implemented and largely completed a substantial reorganization and right-sizing initiative, and as a result, we believe we are well positioned to withstand the increasingly difficult operating environment. The impact of these changes aided in our ability to maintain a small operating loss of only $109,000 in the fourth quarter of 2008 versus an operating loss of $2.6 million in last year’s fourth quarter,” continued Mr. Merk. “Like many businesses today, our 2009 financial results rely significantly on how the current economy impacts our clients, and their ability to continue existing trials and contract for new business; a sentiment which is reflected in the explanatory paragraph in our Form 10-K. In Japan, our value added reseller, NTT DATA Company, has just begun the second year of our $2.1 million 5-year agreement and has already sold 8 trials to 4 different clients. This is just another example of the power of our software in a fragile world economy. While raising additional capital may be a possible avenue in 2009, our improved performance, coupled with our virtually debt-free balance sheet, makes DATATRAK a much stronger company financially then it was twelve months ago.”
     In addition, the Company announced that Mr. Matt Delaney, DATATRAK’s Interim President since May 2008, has decided to step down from his position with the Company to pursue other opportunities. Mr. Birch commented, “We want to thank Matt for his contribution through this evolutional period in DATATRAK’s operating history. We wish him well in his future endeavors.”
     About DATATRAK International, Inc.
     DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 drugs and one medical device that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.
     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations, assumptions, estimates and current beliefs concerning the operations, future results and prospects of the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; delisting of the Company’s common shares from the Nasdaq Capital Market; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all-inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement whether as a result of new information, future events or otherwise.

CONTACT FOR DATATRAK:
Raymond J. Merk
Chief Financial Officer and Chief Operating Officer
DATATRAK International, Inc.
440/443-0082 x181

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	December 31, 2008	December 31, 2007
Cash and investments	$2,372,294	$8,514,361
Restricted cash — current	218,276	—
Accounts receivable, net	927,490	1,070,688
Property & equipment, net	785,549	3,534,799
Deferred tax assets	145,400	1,399,000
Intangible assets, net	—	520,458
Goodwill	—	10,856,113
Other	198,131	577,792

Total assets	$4,647,140	$26,473,211

Accounts payable and other current liabilities	$2,878,831	$3,971,883
Long-term liabilities	1,446,923	5,931,962
Shareholders’ equity	321,386	16,569,366

Total liabilities and shareholders’ equity	$4,647,140	$26,473,211

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended December 31,
	2008	2007
Revenue	$2,121,895	$1,838,730
Direct costs	432,309	964,970

Gross profit	1,689,586	873,760

Selling, general and administrative expenses	1,134,411	2,770,640
Severance expense	123,611	191,688
Depreciation and amortization	135,146	542,980
Liquidation of foreign subsidiary	380,798	—
Impairment loss	24,689	—

Loss from operations	(109,069)	(2,631,548)

Interest income	9,244	89,830
Interest (expense) benefit	141,446	(84,139)
Other expense	(6,935)	—
Settlement of ClickFind lawsuit	3,000,000	—

Income (loss) before income taxes	3,034,686	(2,625,857)

Income tax benefit	—	(139,600)

Net income (loss)	$3,034,686	$(2,486,257)

Net income (loss) per share:
Basic:
Net income (loss) per share	$0.22	$(0.18)

Weighted average shares outstanding	13,681,901	13,681,901

Diluted:
Net income (loss) per share	$0.22	$(0.18)

Weighted average shares outstanding	13,751,901	13,681,901

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Twelve Months Ended December 31,
	2008	2007

Revenue	$8,826,060	$10,561,868
Direct costs	2,832,971	4,582,829

Gross profit	5,993,089	5,979,039

Selling, general and administrative expenses	10,178,631	13,096,953
Severance expense	775,361	915,117
Depreciation and amortization	1,343,298	2,721,966
Liquidation of foreign subsidiary	380,798	—
Impairment loss	12,787,834	213,209

Loss from operations	(19,472,833)	(10,968,206)

Interest income	115,967	440,158
Interest expense	(34,044)	(369,755)
Other expense	(20,695)	(1,700)
Settlement of ClickFind lawsuit	3,000,000	—

Loss before income taxes	(16,411,605)	(10,899,503)

Income tax expense (benefit)	385,000	(46,000)

Net loss	$(16,796,605)	$(10,853,503)

Net loss per share:
Basic:
Net loss per share	$(1.23)	$(0.82)

Weighted average shares outstanding	13,681,901	13,197,706

Diluted:
Net loss per share	$(1.23)	$(0.82)

Weighted average shares outstanding	13,681,901	13,197,706